EXHIBIT 99.3

[GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

               AMERICAN HOME MORTGAGE ENTERS INTO AGREEMENT TO BUY
                         COLUMBIA NATIONAL, INCORPORATED

              PROVIDES UPDATE ON STATUS OF VALLEY BANCORP APPROVAL;
                 REVISES PREVIOUSLY ANNOUNCED GUIDANCE FOR 2002



NEW YORK, NY (June 13, 2002) - American Home Mortgage Holdings, Inc. (NASDAQ:
AHMH), an independent retail mortgage banking company, today entered into a definitive agreement to acquire Columbia National, Incorporated for $37 million in cash. The company also announced a delay in the approval of its Valley Bancorp acquisition and presented revised guidance based on these two events.

In line with the company's acquisition strategy, the purchase of Columbia National is expected to immediately boost earnings and significantly expand American Home's mortgage business.

The acquisition will be funded by an equity offering using American Home's existing shelf registration. American Home plans to sell between 2.5 million and 3 million shares in an underwritten offering. The offering is expected to close within 30 days.

Commenting on the acquisition, Michael Strauss, Chairman and CEO of American Home Mortgage said, "The acquisition is projected to achieve three targeted acquisition synergies: reduction in duplicative costs, greater prices for sales of loan production and additional marketing capabilities to Columbia National's branch network via American Home's existing capabilities. We are excited about working with the exceptional Columbia National staff, which made them such an attractive partner. We are convinced that American Home's scale and strengths combined with Columbia National's successful franchise will further our industry leadership position."

Columbia National, Incorporated, based in Columbia, MD, was founded by the Rouse Company in 1939. Columbia National operates 57 loan production offices concentrated on the East Coast and Upper Midwest, with the largest lending activity in Maryland, Virginia, New Jersey and Illinois. Columbia National generated $2.8 billion of loans last year, all of which were retail loans. On a pro forma basis, loan origination volume for the combined companies in 2001 was $10.5 billion. Among the many attractive assets included in the acquisition are an $8.6 billion servicing portfolio and a fully functioning servicing platform. The portfolio is made up of more than 85,000 loans serviced primarily for Ginnie Mae and Fannie Mae.

DELAY IN APPROVAL OF VALLEY BANCORP ACQUISITION
-----------------------------------------------

American Home said it expects to file in July 2002 an amended application with the Office of Thrift Supervision (OTS) to its proposed purchase of Valley Bancorp. Based on discussions with the OTS, American Home's revised application will reflect changes to its proposed business plan it submitted as part of its original application to acquire Valley Bancorp. These revisions include growing Valley Bancorp more slowly than originally proposed and maintaining greater independence between Valley Bancorp's and American Home's existing mortgage operations. Additional policies and procedures will also be established at American Home consistent with a regulated thrift institution. American Home expects the OTS to reinstate its application for review when the revisions are submitted.

American Home, which expected to complete its purchase by the end of the second quarter, now expects to close the acquisition no earlier than the end of 2002. There can be no assurance the OTS will ultimately approve the acquisition of Valley Bancorp.

REVISES PREVIOUSLY ANNOUNCED GUIDANCE FOR 2002
----------------------------------------------

To reflect the Columbia National, Incorporated acquisition and the delay of the Valley Bancorp acquisition, American Home now expects full-year 2002 earnings of $1.95 to $2.00 a share, down from a previously expected $2.25 to $2.35 a share. The acquisition of Valley Bancorp was projected to contribute $0.37 to $0.45 a share in the second half of 2002, based on the business plan submitted to the OTS. As a consequence of the delay in the closing of the acquisition and the amendment to the proposed business plan, the acquisition of Valley Bancorp is now expected to have no contribution to earnings in 2002 and lower than projected impact on earnings in 2003.

ABOUT AMERICAN HOME MORTGAGE

American Home Mortgage Holdings, Inc. is an independent retail originator of residential mortgage loans both online and offline. Its online operation, MortgageSelect.com is a leader in online closed loan volume, and has outperformed its online competitors in terms of profitability. Offline, the company has grown organically and by acquisition and now has 72 community loan offices across the country. For additional information, please visit the company's Web site at www.americanhm.com.

                                      ####

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains statements about future events and expectations, which are "forward-looking statements." Any statement in this release that is not a statement of historical fact, including, but not limited to earnings guidance and forecasts, and projections of financial results, may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company's actual results to be materially different from any future results, performance or achievements expresses or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the potential fluctuations in the company's operating results; the company's potential need for additional capital, the direction of interest rates and their subsequent effect on the company's business, federal and state regulation of mortgage banking; the company's competition; the company's ability to attract and retain skilled personnel; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading "Risk Factors" in the company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission.

The proposed offering will be made by American Home Mortgage Holdings, Inc. and represents a new financing. A copy of the prospectus relating to the financing may be received by contacting American Home Mortgage Holdings, Inc. at 520 Broad Hollow Road, Melville, NY 11747 to the attention of Steve Hozie, Chief Financial Officer.

CONTACTS:

Ogilvy Public Relations Worldwide
Sergio Prosperino (Investors)             Jessica Welch (Media)
212-884-4069                              303-634-2658
sergio.prosperino@ogilvypr.com            jessica.welch@ogilvypr.com